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                  [LETTERHEAD OF ANCHIN, BLOCK & ANCHIN LLP
                         CERTIFIED PUBLIC ACCOUNTANTS]

1375 Broadway
New York, New York 10018
(212) 840-3456

                                                August 8, 1996

Securities and Exchange Commission
Washington, D.C.  20549

Gentlemen:

We were previously accountants for Drug Guild Distributors, Inc. (Drug Guild) and on October 10, 1995, we reported on the financial statements of Drug Guild as of July 31, 1995 and 1994 and for the two years then ended. On July 2, 1996, we were dismissed as the independent accountants of Drug Guild. We have read statements included under Item 4 of its Form 8-K for July 2, 1996, and we agree with such statements.

                                         Very truly yours,

                                         ANCHIN, BLOCK & ANCHIN LLP

                                         /s/ Ronald Kerstein
                                         Ronald Kerstein

New York, N.Y.
August 8, 1996